Exhibit 21.1

LIST OF

SUBSIDIARIES OF

BELIVE HOLDINGS

Name	Jurisdiction

BeLive Technology Group Ltd.	BVI
BeLive Technology Pte. Ltd	Singapore
BeLive Technology (Vietnam) Company Ltd.	Vietnam
BeLive New Media Ltd.	BVI
BeLive AI Pte.Ltd.	Singapore